EXHIBIT 99.(a)(4)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

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     If you previously elected to accept Geoworks Corporation's offer to exchange options, and you would like to change your election and reject this offer, you must sign this Notice and return it to Barbara Snethen, Laura Atwell or Clare Wafford before 5 p.m., Pacific Standard Time, on December 5, 2001, unless the offer is extended. If you have questions, please ask Steve Mitchell at (510) 814-5768.

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To Geoworks Corporation:

     I previously received a copy of the Offer to Exchange (dated November 5, 2001), the Cover Letter and Summary of Terms, and an Election Form. I signed and returned the Election Form, in which I elected to accept Geoworks Corporation's offer to exchange options. I now wish to change that election and reject your offer to exchange options. I understand that by signing this Notice and delivering it to Barbara Snethen, Laura Atwell or Clare Wafford, I will be able to withdraw my acceptance of the offer and reject the offer to exchange options instead. I have read and understand all of the terms and conditions of the offer to exchange options.

     I understand that in order to reject the offer, I must sign and deliver this Notice to Barbara Snethen, Laura Atwell or Clare Wafford before 5 p.m., Pacific Standard Time, on December 5, 2001, or if Geoworks Corporation extends the deadline to exchange options, before the extended expiration of the offer.

     By rejecting the offer to exchange options, I understand that I will not receive a New Option (Table 2) and I will retain the Old Options (Table 1) as listed on my Election Form. These options will continue to be governed by the stock option plan under which they were granted and existing option agreements between Geoworks Corporation and me.

     I have completed and signed the following exactly as my name appears on my original Election Form.

     I do not accept the offer to exchange options.



X
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         Signature

Date:  _______________, 2001

Name:
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